UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) August 16, 2005

                       MULTI-BENEFIT REALTY FUND '87-1
            (Exact name of Registrant as specified in its charter)


            California                0-16684                94-3026785
      (State or other jurisdiction  (Commission            (I.R.S. Employer
         of incorporation or        File Number)        Identification Number)
           organization)
                                55 Beattie Place
                              Post Office Box 1089
                        Greenville, South Carolina 29602
                    (Address of principal executive offices)


                                 (864) 239-1000
                           (Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))



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Item 1.01   Entry into a Material Definitive Agreement.

Multi-Benefit  Realty  Fund  '87-1  (the  "Registrant"),  a  California  limited partnership, owns a 99% interest in Hunt Club Associates, Ltd., (the "Partnership"). The Partnership owns Hunt Club Apartments, a 200-unit apartment complex located in Indianapolis, Indiana ("Hunt Club"). On August 16, 2005, the Partnership and four other partnerships that own apartment complexes containing a total of 1,324 units (the "Selling Partnerships"), entered into a Purchase and Sale Contract (the "Purchase Agreement") with a third party, Prime Quest Management, LLC, an Illinois limited liability company, (the "Purchaser") to sell the five apartment complexes owned by the Selling Partnerships to the Purchaser for a total sales price of approximately $39,131,000, of which $4,911,500 represents the sales price for Hunt Club. The Purchaser is also purchasing two additional apartment complexes from affiliates of the general partner pursuant to two separate purchase and sale agreements. Each of the Selling Partnerships is affiliated with AIMCO Properties, L.P., an affiliate of the general partner of the Partnership.

The  following  is a  summary  of the  terms  and  conditions  of  the  Purchase
Agreement, which summary is qualified in its entirety by reference to the Purchase Agreement, a copy of which will be filed with the Registrant's Form 10-QSB for the quarterly period ended September 30, 2005.

PURCHASE PRICE. The total purchase price is approximately $39,131,000, of which $4,911,500 represents the sales price allocation to Hunt Club, subject to certain prorations and adjustments at the closing. The Purchaser delivered an initial deposit of approximately $321,000. The Partnership is allocated approximately $40,000 of the initial deposit. Until the expiration of the feasibility period, the Purchaser has the right, in its sole and absolute discretion, to recover the entire deposit. Within one day after the feasibility period expires, the Purchaser is required to deposit an additional payment of approximately $449,000. The Partnership is allocated approximately $56,000 of the additional deposit. After the expiration of the feasibility period, both the initial and the additional deposit become nonrefundable.

CLOSING. The expected closing date for the transaction is the earlier to occur of 10 days after the satisfaction or waiver of all conditions to closing
contained  in  the  Purchase   Agreement  or  November  15,  2005.  The  Selling
Partnerships have the right to extend the closing for up to thirty days to satisfy any condition to closing, or such later date as is mutually acceptable to both parties. Additionally, the closing is contingent on the Purchaser closing on the two additional apartment complexes mentioned above, which are being purchased pursuant to separate agreements. The closing is also subject to customary closing conditions and deliveries.

COSTS AND FEES. With respect to Hunt Club, the Purchaser will pay any transfer, sales, use, gross receipts or similar taxes, recording costs, any premiums or fees required to be paid with respect to the title policy and one-half of the customary closing costs of the escrow agent. The Partnership will pay the base premium for its title policy and one-half of the customary closing costs of the escrow agent relating to Hunt Club.

REPRESENTATIONS AND WARRANTIES. The Selling Partnerships and the Purchaser each made limited representations and warranties to the other.

RISK OF LOSS. The risk of loss or damage to the five apartment complexes by reason of any insured or uninsured casualty during the period through and including the closing date will be borne by the Selling Partnerships. The Selling Partnerships must maintain all of their existing insurance coverage on the five apartment complexes in full force and effect until the closing date.

ASSIGNMENT. With the exception of an assignment to an affiliate of the Purchaser, the Purchase Agreement is not assignable by the Purchaser without first obtaining the prior written approval of the Selling Partnerships.

DEFAULTS AND REMEDIES. If the Purchaser defaults in its obligations to deliver when required any required deposits, the purchase price or any other specified deliveries, then, immediately and without notice or cure, the Purchaser shall forfeit such deposits to the Selling Partnerships, and neither party shall be obligated to proceed with the purchase and sale of the five apartment complexes. The Selling Partnerships expressly waive the remedies of specific performance and additional damages for any such defaults by the Purchaser.

If the Selling Partnerships, prior to the closing, default on their representations, warranties, covenants, or obligations, the Purchaser has the option of (i) seeking specific performance of the Selling Partnerships' obligation to deliver the deed pursuant to the Purchase Agreement (ii) terminating the Purchase Agreement, having returned any deposits made by the Purchaser, and recovering, as its sole recoverable damages its documented direct and actual out-of-pocket expenses and costs in an amount not to exceed in aggregate for all Selling Partnerships of $32,000 of which approximately $4,000 would be allocated to the Partnership.



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                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                MULTI-BENEFIT REALTY FUND '87-1


                                By: ConCap Equities, Inc.
                                    General Partner


                                By: /s/Martha L. Long
                                    Martha L. Long
                                    Senior Vice President


                              Date: August 22, 2005